Exhibit 99.1

Contact:	Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

NEW YORK, APRIL 27, 2004 - Omnicom Group Inc. (NYSE-OMC) today announced that net income for the first quarter of 2004 increased 17% to $135.6 million from $115.5 million in the first quarter of 2003. Diluted earnings per share in the first quarter of 2004 increased 16% to $0.72 per share from $0.62 per share in the first quarter of 2003.

Worldwide revenue increased 15% to $2,231.4 million from $1,937.2 million in the first quarter of 2003. Domestic revenue for the first quarter of 2004 increased 11% to $1,221.2 million compared to $1,099.6 million in 2003. International revenue increased 21% to $1,010.2 million compared to $837.6 million last year.

In accordance with SFAS No. 123, “Accounting for Stock Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment for FASB Statement No. 123”, we elected, effective January 1, 2004, to account for employee stock compensation using the fair value method. As a result, the fair value of stock-based employee compensation, including unvested employee stock options issued and outstanding, were recorded as an expense utilizing the modified prospective method as set forth in SFAS 148. Additionally, our results for the quarter ended March 31, 2003 have been restated utilizing the retroactive restatement approach.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global advertising, marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our first quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited) (In Millions of Dollars, Except Per Share Data)

Three Months Ended March 31	2004	2003 (a)

Revenue	$ 2,231.4	$ 1,937.2

Operating expenses	2,002.1	1,735.0

Operating income	229.3	202.2

Net interest expense	10.4	8.3

Income before income taxes	218.9	193.9

Income taxes	73.6	67.1

Income after income taxes	145.3	126.8

Equity in affiliates	2.5	2.5
Minority interests	(12.2)	(13.8)

Net income	$ 135.6	$ 115.5

Earnings per share
Basic	$ 0.72	$ 0.62
Diluted	$ 0.72	$ 0.62

Weighted average shares (in millions)
Basic	187.9	186.6
Diluted (b)	188.8	186.6

Dividend declared per share	$ 0.225	$ 0.200

(a)	In accordance with the adoption of SFAS No. 123, as amended by SFAS 148, on January 1, 2004 we restated our quarterly financial information for the quarter ended March 31, 2003 as if we had used the fair value method to account for employee stock compensation beginning January 1, 2003.
(b)	Diluted earnings per share for 2004 and 2003 was calculated using an assumed increase in net income of $274.8 thousand and $240.0 thousand respectively, related to the after-tax compensation expense from dividends on restricted shares.